Exhibit 99.1 Medley Capital Corporation Names New Board Nominee

New York, NY- January 3, 2012 - Medley Capital Corporation (the "Company" or "Medley") (NYSE: MCC) today announced that the Board of Directors nominated Richard A. Dorfman to stand for election as an independent director of the Company at the annual meeting, scheduled for February 17, 2012 (“Annual Meeting”). Mr. Dorfman currently serves as Managing Director of the Securities Industry Financial Markets Association (SIFMA), the largest securities industry advocacy group. Previously, he served as President and Chief Executive Officer of the Federal Home Loan Bank of Atlanta. Mr. Louis Burnett has decided not to stand for re-election when his current term expires at the next Annual Meeting. Mr. Burnett’s decision not to stand for re-election was not due to any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

If elected, Mr. Dorfman will serve on the Company's Audit Committee and Compensation Committee.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is a newly-organized, externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain "forward-looking statements". Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

SOURCE: Medley Capital Corporation

Contact:
Richard T. Allorto
212.759.0777